UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MOMENTA PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note:  This Amendment No. 1 to the Schedule 14A filed by the Registrant on April 28, 2006 is being filed to correct (i) the number of outstanding shares of the Registrant as of April 25, 2006, the record date, which appears on page 1, and (ii) the number of outstanding shares of the Registrant as of April 15, 2006, which is contained in footnote one to the table entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” which appears on page 4.  Corresponding changes have been made to the percentage of common stock beneficially owned by each of the entities and individuals listed on such table resulting from the revised number of outstanding shares.  No other changes have been made to the previously filed Schedule 14A.

MOMENTA PHARMACEUTICALS, INC.
675 West Kendall Street
Cambridge, Massachusetts 02142

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 15, 2006

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Momenta Pharmaceuticals, Inc., or Annual Meeting, will be held on Thursday, June 15, 2006 at 9:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the Annual Meeting, stockholders will consider and vote on the following matters:

1.                The election of three (3) members to our board of directors to serve as Class II directors, each for a term of three years.

2.                The ratification of the selection by the Audit Committee of our board of directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006.

The stockholders will also act on any other business that may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 25, 2006 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own.

We hope that all stockholders will be able to attend the Annual Meeting in person. However, to ensure that a quorum is present at the Annual Meeting, please date, sign and promptly return the enclosed proxy card whether or not you expect to attend the Annual Meeting. A postage-prepaid envelope, addressed to Automatic Data Processing, serving as proxy tabulator, has been enclosed for your convenience. If you attend the Annual Meeting in person, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

Alan L. Crane
President and Chief Executive Officer
Cambridge, Massachusetts May 11, 2006

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.

MOMENTA PHARMACEUTICALS, INC.
675 WEST KENDALL STREET
CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

for the 2006 Annual Meeting of Stockholders
to be held on Thursday, June 15, 2006

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by our board of directors for use at the 2006 Annual Meeting of Stockholders, or Annual Meeting, to be held on Thursday, June 15, 2006 at 9:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our corporate secretary or by appearing at the Annual Meeting and voting in person.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2005 is being mailed to stockholders with the mailing of these proxy materials on or about May 11, 2006.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to Momenta Pharmaceuticals, Inc., 675 West Kendall Street, Cambridge, Massachusetts 02142, Attention: Michael A. Lawless, Senior Director, Investor Relations, telephone: (617) 491-9700.

Voting Securities and Votes Required

Stockholders of record at the close of business on April 25, 2006 will be entitled to notice of and to vote at the Annual Meeting. On that date, 31,160,562 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Annual Meeting. We have no other securities entitled to vote at the Annual Meeting.

The presence in person or representation by proxy of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of the votes cast by the stockholders entitled to vote on the election. To be approved, any other matter submitted to our stockholders, including the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, requires the affirmative vote of a majority in voting power of the outstanding shares of stock present or represented and voting on such matters. The votes will be counted, tabulated and certified by a representative of ADP, who will serve as the inspector of elections at the Annual Meeting.

Abstentions are included in the shares present at the Annual Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes (when shares are represented at the Annual Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.

Vote by Proxy; Revocation of Proxy

Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. A proxy may be revoked before it is used to cast a vote. To revoke a proxy, a stockholder must:

•       file with our corporate secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•       duly execute a later dated proxy relating to the same shares and deliver it to our corporate secretary before the taking of the vote; or

•       attend the Annual Meeting and vote in person. Attendance at the Annual Meeting, if a stockholder does not vote, will not be sufficient to revoke a proxy.

Any written notice of revocation or subsequent proxy should be sent to us at the following address: Momenta Pharmaceuticals, Inc., 675 West Kendall Street, Cambridge, MA 02142, Attention: Lisa Carron Shmerling, Esq., Corporate Secretary. The shares represented by all properly executed proxies received in time for the Annual Meeting will be voted as specified in those proxies. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election of the directors named in this proxy statement, in favor of the ratification of the appointment of Ernst & Young LLP as our independent auditors and, in the discretion of the persons appointed as proxies, on any other items that may properly come before the Annual Meeting. If the shares you own are held in “street name,” the bank or brokerage firm, as the record holder of your shares, is required to vote your shares in accordance with your instructions. To vote your shares held in “street name,” you will need to follow the directions provided to you by your bank or brokerage firm.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding beneficial ownership of our common stock as of April 15, 2006 by:

•       each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock as of such date based on currently available Schedules 13D and 13G filed with the Securities and Exchange Commission, or SEC;

•       each of our directors (which includes all nominees);

•       our chief executive officer and our four other most highly compensated executive officers on December 31, 2005 and whose total annual compensation exceeds $100,000 for the year ended December 31, 2005, who we refer to in this proxy as the “Named Executives;” and

•       all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Shares of our common stock issuable under stock options exercisable on or before June 14, 2006 are deemed beneficially owned for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors and executive officers is c/o Momenta Pharmaceuticals, Inc., 675 West Kendall Street, Cambridge, Massachusetts 02142. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

There were, as of April 15, 2006, approximately 60 holders of record and 462 beneficial holders of our common stock.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned(1)
Holders of more than 5% of our common stock
FMR Corp. and affiliates	3,801,400	(2)	12.2%
82 Devonshire Street Boston, MA 02109
Ziff Asset Management, L.P. and affiliates	2,928,170	(3)	9.4%
283 Greenwich Avenue Greenwich, CT 06830
Atlas Venture entities	2,459,100	(4)	7.9%
890 Winter Street, Suite 320 Waltham, MA 021451
T. Rowe Price Associates, Inc. and affiliates	2,063,588	(5)	6.6%
100 E. Pratt Street, Baltimore, MD 21202
Polaris Venture Partners III, L.P. and affiliates	1,815,930	(6)	5.8%
Bay Colony Corporate Center 1000 Winter Street, Suite 3350 Waltham, MA 02457
MVM International Life Sciences Fund No. 1 L.P. and affiliates	1,619,506	(7)	5.2%
6 Henrietta Street London WC2E 8PU
OrbiMed Advisors LLC and affiliates	1,562,000	(8)	5.0%
c/o Samuel D. Isaly 767 Third Avenue, 30th Floor New York, NY 10017
Directors (which includes all nominees) and Named Executives
Alan L. Crane	1,373,487	(9)	4.4%
Robert S. Langer, Jr.	992,422	(10)	3.2%
Peter Barrett	2,497,879	(4)(11)	8.0%
John K. Clarke	594,733	(12)	1.9%
Ram Sasisekharan	800,744	(13)	2.6%
Peter Barton Hutt	164,764	(14)	*
Stephen T. Reeders	1,657,906	(7)(15)	5.3%
Bennett M. Shapiro	111,966	(16)	*
Christoph H. Westphal	38,400	(17)	*
Marsha H. Fanucci	12,800	(18)	*
Steven B. Brugger	298,251	(19)	*
Ganesh Venkataraman	683,077	(20)	2.2%
John E. Bishop	7,500	(21)	*
Richard P. Shea	80,585	(22)	*
All directors and executive officers as a group (16 persons)	9,352,895	(23)	29.2%

*                    Less than 1% of our outstanding common stock.

(1)          Applicable percentage of ownership for each holder is based on 31,159,057 shares of common stock outstanding on April 15, 2006, plus any common stock equivalents and presently exercisable stock options or warrants held by each such holder, and options or warrants held by each such holder which will become exercisable as of June 14, 2006.

(2)          This information is taken from a Schedule 13G/A filed on February 14, 2006 by FMR Corp., jointly with its affiliate, Edward C. Johnson, III, and is as of December 31, 2005. Various persons and entities have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the 3,801,400 shares of our common stock. The beneficial ownership of one person, Fidelity Growth Company Fund, an Investment Company registered under the Investment Company Act of 1940, in our common stock equaled 3,035,500 shares, or 9.965% of our outstanding common stock as of December 31, 2005.

(3)          This information is taken from a Schedule 13G/A filed by Ziff Asset Management, L.P., and its affiliates, on February 13, 2006, and is as of December 31, 2005. Ziff Asset Management, L.P. is the record owner of 2,928,170 shares of our common stock. Each of PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C. may be deemed to beneficially own these shares as a result of the direct or indirect power to vote or dispose of such shares.

(4)          This information is taken from a Schedule 13G/A filed by Atlas Venture and its affiliates on February 8, 2006, and is as of December 31, 2005. Consists of (a) 778,743 shares of common stock held by Atlas Venture Fund V, L.P., (b) 193,840 shares of common stock held by Atlas Venture Parallel Fund V-A, C.V., (c) 12,919 shares of common stock held by Atlas Venture Entrepreneurs’ Fund V, L.P., (d) 1,404,928 shares of common stock held by Atlas Venture Fund VI, L.P., (e) 42,945 shares of common stock held by Atlas Venture Entrepreneurs’ Fund VI, L.P. and (f) 25,725 shares of common stock held by Atlas Venture Fund VI GmbH & Co. KG. Atlas Venture Associates V, L.P. is the general partner of Atlas Venture Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V. and Atlas Venture Entrepreneurs’ Fund V, L.P. Atlas Venture Associates VI, L.P. is the general partner of Atlas Venture Fund VI, L.P. and Atlas Venture Entrepreneurs’ Fund VI, L.P., and it is the managing limited partner of Atlas Venture Fund VI GmbH & Co. KG. Atlas Venture Associates V, Inc. is the general partner of Atlas Venture Associates V, L.P. Atlas Venture Associates VI, Inc. is the general partner of Atlas Venture Associates VI, L.P. Christopher Spray, Axel Bichara and Jean-François Formela are the members of the board of directors of each of Atlas Venture Associates V, Inc. and Atlas Venture Associates VI, Inc. and exercise voting, investment and dispositive rights with respect to the shares of stock held by each of the Atlas Venture entities identified in this footnote. Each of Messrs. Spray, Bichara and Formela disclaims beneficial ownership of these shares except to the extent of his respective proportionate pecuniary interest therein. Peter Barrett, Ph.D., a director of Momenta Pharmaceuticals, Inc., is a senior partner of Atlas Venture Associates V, L.P. and Atlas Venture Associates VI, L.P. Dr. Barrett disclaims beneficial ownership of the shares held by the Atlas Venture entities except to the extent of his proportionate pecuniary interest therein.

(5)          This information is taken from a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2006, and is as of December 31, 2005. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. Of the 2,063,588 shares of our common stock deemed beneficially owned, T. Rowe Price Associates, Inc. reports sole voting power as to 580,440 shares and sole dispositive power as to 2,063,588 shares.

(6)          This information is taken from a Schedule 13G/A filed by Polaris Ventures and its affiliates on February 14, 2006 and is as of December 31, 2005. Consists of (a) 1,743,132 shares of common stock held by Polaris Venture Partners III, L.P., (b) 45,301 shares of common stock held by Polaris Venture Partners Entrepreneurs’ Fund III, L.P. and (c) 27,497 shares of common stock held by Polaris Venture Partners Founders’ Fund III, L.P. Polaris Venture Management Co. III, L.L.C. is the general partner of Polaris Venture Partners III, L.P., Polaris Venture Partners Entrepreneurs’ Fund III, L.P. and Polaris Venture Partners Founders’ Fund III, L.P. The managing members of Polaris Venture Management Co. III, L.L.C. are Jonathan A. Flint, Terrance G. McGuire and Alan G. Spoon, which individuals may be deemed to have shared voting, investment and dispositive power with respect to these shares.

(7)          This information is taken from a Schedule 13G/A filed by MVM International Life Sciences and its affiliates on January 26, 2006 and is as of December 31, 2005. Consists of (a) 1,610,850 shares of common stock held by MVM International Life Sciences Fund No. 1 L.P. and (b) 8,656 shares of common stock held by MVM Life Science Partners LLP. Stephen Reeders, Paul Triniman and David Brister are the investment directors of MVM Limited, which individuals exercise discretionary investment power over securities held by MVM International Life Sciences Fund No. 1 L.P. and MVM Life Science Partners LLP. Stephen Reeders, Paul Triniman, David Brister, Martin Murphy, Richard Lim and Thomas Casdagli are principally responsible for the selection, acquisition and disposition of these securities. Dr. Reeders, a director of Momenta Pharmaceuticals, Inc., disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(8)          This information is taken from a Schedule 13G filed by Orbimed Advisors LLC and its affiliates on January 25, 2006 and is as of January 20, 2006. Consists of (a) 546,700 shares of common stock held by OrbiMed Advisors LLC and (b) 1,015,300 shares owned by OrbiMed Capital LLC. Samuel D. Isaly, as control person of OrbiMed Advisors LLC and OrbiMed Capital LLC, exercises voting and investment power with respect to the shares. Mr. Isaly disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.

(9)          Consists of (a) 501 shares of common stock, (b) 1,210,860 shares of restricted common stock, of which 200,000 shares remain subject to forfeiture pursuant to a restricted stock agreement between us and Mr. Crane and (c) 162,126 shares of common stock underlying options exercisable on or before June 14, 2006.

(10)   Consists of (a) 954,022 shares of common stock and (b) 38,400 shares of common stock underlying options exercisable on or before June 14, 2006.

(11)   Includes (a) 379 shares of common stock and (b) 38,400 shares of common stock underlying options exercisable on or before June 14, 2006. The proceeds of any sale of shares of common stock issued to Dr. Barrett upon his exercise of the foreging options will be transferred to Atlas Venture Advisors, Inc., and Dr. Barrett disclaims beneficial ownership of such shares.

(12)   Consists of (a) 79,497 shares of common stock owned directly by Mr. Clarke, (b) 476,836 shares of common stock held by CHP II, L.P. and (c) 38,400 shares of common stock underlying options exercisable on or before June 14, 2006. John K. Clarke, a director of Momenta Pharmaceuticals, Inc., Brandon H. Hull, Lisa Skeete Tatum and John J. Park are the managing members of CHP II Management, LLC, the General Partner of CHP II, L.P., and exercise shared voting, investment, and dispositive rights with respect to the shares of stock held by CHP II, L.P. Each of Messrs. Clarke, Hull and Park and Ms. Skeete Tatum disclaims beneficial ownership of the shares identified in this footnote except as to his or her respective proportionate pecuniary interest in such shares.

(13)   Consists of (a) 762,344 shares of common stock and (b) 38,400 shares of common stock underlying options exercisable on or before June 14, 2006.

(14)   Consists of (a) 67,498 shares of common stock and (b) 97,266 shares of common stock underlying options exercisable on or before June 14, 2006.

(15)   Includes 38,400 shares of common stock underlying options exercisable on or before June 14, 2006.

(16)   Consists of 111,966 shares of common stock underlying options exercisable on or before June 14, 2006.

(17)   Consists of 38,400 shares of common stock underlying options exercisable on or before June 14, 2006. From June 2000 through February 2005, Dr. Westphal served as the General Partner of Polaris Venture Partners, a venture capital firm and an investor in Momenta Pharmaceuticals, Inc.

(18)   Consists of 12,800 shares of common stock underlying options exercisable on or before June 14, 2006.

(19)   Consists of (a) 58,386 shares of common stock, (b) 200,000 shares of restricted common stock, of which all shares remain subject to forfeiture pursuant to a restricted stock agreement between us and Mr. Brugger and (c) 39,865 shares of common stock underlying options exercisable on or before June 14, 2006.

(20)   Consists of (a) 432,812 shares of common stock, (b) 200,000 shares of restricted common stock, of which all shares remain subject to forfeiture pursuant to a restricted stock agreement between us and Mr. Venkataraman and (c) 50,265 shares of common stock underlying options exercisable on or before June 14, 2006.

(21)   Consists of 7,500 shares of common stock underlying options exercisable on or before June 14, 2006.

(22)   Consists of (a) 1,070 shares of common stock and (b) 79,515 shares of common stock underlying options exercisable on or before June 14, 2006.

(23)   See footnotes 4, 7 and 9-22 above. This amount also includes (a) 27,520 shares of common stock underlying options exercisable by Susan K. Whoriskey on or before June 14, 2006, (b) 1,604 shares of common stock held by Ms. Whoriskey and (c) 9,257 shares of common stock underlying options exercisable by Lisa Carron Shmerling on or before June 14, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that, except as set forth below, during fiscal year 2005 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

The following executive officers filed late Form 4s related to the grant of options to purchase our common stock on February 1, 2005: (i) Steven B. Brugger; (ii) Susan K. Whoriskey; (iii) Ganesh Venkataraman; (iv) Alan L. Crane; and (v) Richard P. Shea. Each of the foregoing executive officers filed a Form 4 relating to such option grants on March 28, 2005.

In connection with his purchase of shares of our common stock on February 28, 2005, John K. Clarke failed to timely file a Form 4. Mr. Clarke filed such information on a Form 4 on March 7, 2005.

PROPOSAL ONE

ELECTION OF DIRECTORS

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of Messrs. Clarke, Langer and Reeders as Class II directors.

We have three classes of directors, currently consisting of three Class I directors, three Class II directors and four Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. John K. Clarke, Robert S. Langer, Jr. and Stephen T. Reeders are currently serving as Class II directors. The Class II directors elected this year will serve as members of our board of directors until the 2009 annual meeting of stockholders, or until their respective successors are elected and qualified.

If a stockholder returns a proxy card without contrary instructions, the persons named as proxies will vote to elect Messrs. Clarke, Langer and Reeders as directors. Messrs. Clarke, Langer and Reeders currently serve on our board of directors. The nominees have indicated their willingness to continue to serve if elected. However, if any director nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that the nominees will be unable to serve if elected.

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Our Board of Directors

Set forth below for each of our directors, including the Class II director nominees, is information as of April 15, 2006 with respect to each director’s (a) name and age, (b) positions and offices, (c) principal occupation and business experience during at least the past five years, (d) directorships, if any, of other publicly-held companies and (e) the year such person became a member of our board of directors.

On April 4, 2006, Dr. Westphal, a Class III director, notified the board of directors that he will resign as a Class III director effective as of May 29, 2006. In connection with this resignation, the nominating and corporate governance committee recommended Dr. Paul D. Goldenheim to fill the vacancy created as of the effective date of Dr. Westphal’s resignation. On April 4, 2006, our board of directors voted to appoint Dr. Goldenheim as a director as of May 29, 2006 and voted to appoint Dr. Goldenheim as a member of our compensation committee. Accordingly, we currently anticipate that, as of May 29, 2006, Dr. Goldenheim will join our board as a Class III director and serve on the compensation committee. In connection with Dr. Goldenheim’s appointment, we expect to grant Dr. Goldenheim an option to purchase 30,000 shares of our common stock. These options will vest quarterly over the three years following the date of grant, subject to Dr. Goldenheim’s continued service on our board of directors.

Dr. Goldenheim was President of TransForm Pharmaceuticals, Inc., based in Lexington, Massachusetts from May 2004 through February 2006. Prior to joining TransForm, from 1985 to 2004, Dr. Goldenheim held multiple positions at Purdue Pharma, L.P and the Purdue Frederick Company of Stamford, Connecticut, including the positions of Executive Vice President and Chief Scientific Officer from 2003-2004 and Executive Vice President, Worldwide Research and Development from 1999-2003. Dr. Goldenheim is an author on numerous scientific publications and the inventor on a number of pharmaceutical patents. Dr. Goldenheim also serves on the board of directors of a number of privately-held and non-profit entities. He received his A.B. from Harvard College magna cum laude with highest honors in biochemical sciences and his M.D. from Harvard Medical School. His postgraduate medical training in Boston included Internal Medicine at Beth Israel Hospital and Pulmonary Diseases at Massachusetts General Hospital. He is board certified in both specialties.

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Class I directors (terms expiring in 2008)
Alan L. Crane	42	2001

Alan L. Crane has been a director since June 2001 and President and Chief Executive Officer on a full-time basis since May 2002. Mr. Crane also held the position of Chairman of the Board from March 2002 until June 2005, when, in connection with the determination of our board of directors to separate the positions of Chairman of the Board and Chief Executive Officer, Mr. Crane resigned as Chairman. From February 1997 to May 2002, Mr. Crane held various management positions at Millennium Pharmaceuticals, Inc., a biopharmaceutical company. He most recently served as Senior Vice President, Global Corporate Development, where he led Millennium’s strategic alliance, mergers and acquisitions and licensing activities. Mr. Crane serves as a venture partner at Polaris Venture Partners, a venture capital firm and serves on the boards of several privately-held biopharmaceutical companies. Mr. Crane received his B.A. in Biology, summa cum laude, from Harvard College and both his M.A. in Biology and M.B.A. in General Management from Harvard University.

Peter Barton Hutt(2)(3)	71	2001

Peter Barton Hutt, LL.B., LL.M. has been a director since June 2001. Mr. Hutt is a senior counsel at the law firm of Covington & Burling and has been an attorney at the firm since 1975. He served as Chief Counsel for the Food and Drug Administration from 1971 through 1975. Mr. Hutt is a member of the Institute of Medicine of the National Academy of Sciences and teaches a course on Food and Drug Law each Winter Term at Harvard Law School. He has co-authored the casebook used to teach Food and Drug Law and has published numerous papers on food and drug law and health policy. Mr. Hutt is a member of the board of directors of CV Therapeutics, Inc., Introgen Therapeutics, Inc., Ista Pharmaceuticals, Inc., Favrille, Inc. and Xoma Ltd. and several privately-held life sciences companies. Mr. Hutt received his B.A., magna cum laude, from Yale University, his L.L.B. from Harvard University and his L.L.M. from New York University.

Marsha H. Fanucci(1)	53	2005

Marsha H. Fanucci has been a director since March 2005. Ms. Fanucci has served as Senior Vice President and Chief Financial Officer of Millennium Pharmaceuticals, Inc. since July 2004, where she is responsible for corporate strategy, treasury, financial planning and reporting and operations. Since joining Millennium in 2000, she has also served as Senior Vice President Finance and Corporate Strategy, Vice President Finance and Corporate Strategy and Vice President of Corporate Development. Previously, Ms. Fanucci was Vice President of Corporate Development and Strategy at Genzyme from 1998 to 2000. From 1987 to 1998 Ms. Fanucci worked for Arthur D. Little Inc., most recently serving as Vice President and Director. She received her B.S. in Pharmacy from West Virginia University and her M.B.A. from Northeastern University.

Class II directors, nominees to be elected at the Annual Meeting (terms expiring in 2009)
John K. Clarke (1)	52	2002

John K. Clarke has been a director since April 2002. Mr. Clarke founded Cardinal Partners, a venture capital firm, in 1997 and has served as the Managing General Partner since 1997. He has founded and served as interim Chief Executive Officer of a number of portfolio companies, including Alkermes, Inc., Arris Pharmaceuticals, Inc., the DNX Corporation and Cubist Pharmaceuticals, Inc. Mr. Clarke is chairman of the board of directors of Alnylam Pharmaceuticals, Inc. and Mr. Clarke is a member of the board of directors of Cubist Pharmaceuticals, Inc. Mr. Clarke also serves on the board of a number of privately-held health care companies. He received his B.A. in Biology and Economics from Harvard College and his M.B.A. from the Wharton School of the University of Pennsylvania.

Robert S. Langer, Jr.	57	2001

Robert S. Langer, Jr., Sc.D. is a co-founder of our company and has been a director since May 2001. Dr. Langer is the Institute Professor at the Massachusetts Institute of Technology and has been on the faculty of M.I.T. since 1977. Dr. Langer is the former Chairman of the Food and Drug Administration Science Board, the FDA’s highest advisory board. He has written 870 articles, 500 abstracts and has over 550 issued or pending patents. Dr. Langer has received over 140 major awards, including the 2002 Charles Stark Draper Prize, the engineering-equivalent of the Nobel Prize. Dr. Langer is a member of the board of directors of Wyeth, Sontra Medical Corporation and Boston Life Sciences, Inc. Dr. Langer received his B.S. from Cornell University and his Sc.D. from M.I.T., both in Chemical Engineering.

Stephen T. Reeders(1)	52	2003

Stephen T. Reeders, D.M., MRCP has been a director since May 2003. Dr. Reeders is a founder and Managing Member of MVM Life Science Partners LLP, a venture capital firm. He previously served as the Chief Executive Officer of MVM Limited from 1997 to 2005. He has co-founded several biotechnology companies and is a member of the board of directors of several privately-held life science companies. Prior to founding MVM, Dr. Reeders led healthcare investing at Saunders, Karp & Megrue, a venture capital firm, and served on the faculty of Yale University. Dr. Reeders is an Associate Clinical Professor of Harvard Medical School. He was previously an Associate Professor of Medicine and Genetics at the Boyer Center for Molecular Medicine of Yale University. He received a B.A. degree from Cambridge University and BMBCh and DM degrees from Oxford University.

Class III directors (terms expiring in 2007)
Peter Barrett(2)(3)	53	2003

Peter Barrett, Ph.D. has been a director since May 2003. Dr. Barrett has served as a Senior Partner of Atlas Venture, a venture capital firm, since January 2002. From August 1998 to December 2001, he served as Executive Vice President and Chief Business Officer of Celera Genomics, a biopharmaceutical company, which he co-founded. Dr. Barrett is a member of the board of directors of LAB International, Inc., Alnylam Pharmaceuticals, Inc. and a number of privately-held companies. Dr. Barrett received his B.S. in Chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his Ph.D. in Analytical Chemistry from Northeastern University. He also completed Harvard Business School’s Management Development Program.

Ram Sasisekharan	41	2001

Ram Sasisekharan, Ph.D. is a co-founder of our company and has been a director since May 2001. Dr. Sasisekharan has been a Professor of Biological Engineering at the Massachusetts Institute of Technology since 1996 and is affiliated with the Harvard-M.I.T. Division of Health Sciences and Technology. Dr. Sasisekharan’s research on complex polysaccharides has led to over 106 publications and over 34 patents, including the core technologies of Momenta. He has won both the Burroughs Wellcome and Beckman Foundation Young Investigator Awards and was the recipient of 1998, 1999, 2000 and 2001 CaPCure Awards from the CaPCure Foundation. Dr. Sasisekharan serves on the steering committee of the Consortium for Functional Glycomics. Dr. Sasisekharan received his Ph.D. in Medical Sciences from Harvard Medical School.

Bennett M. Shapiro(2)(3)	66	2003

Bennett M. Shapiro, M.D. has been a director since May 2003. Since 2003 he has been a consultant providing advice to executives. From September 1990 to July 2003, Dr. Shapiro served as an Executive Vice President of Merck & Co., Inc., a research-based pharmaceutical company. Dr. Shapiro is the former head of Worldwide Licensing and External Research at Merck. Prior to that, he served as the head of Basic and Preclinical Research at Merck & Co. and as Chairman of the Biochemistry department at the University of Washington. Dr. Shapiro is a member of the board of directors of numerous privately-held biopharmaceutical companies. Dr. Shapiro received his B.S. in Chemistry from Dickinson College and his M.D. from Jefferson Medical College.

(1)          Member of Audit Committee

(2)          Member of Compensation Committee

(3)          Member of Nominating and Corporate Governance Committee

For information relating to shares of our common stock owned by each of our directors, see the disclosure set forth under the heading “Stock Ownership Information.”

Executive Officers

Our executive officers, their ages and positions as of April 15, 2006, are set forth below:

Name	Age	Position	Held Position Since
Alan L. Crane	42	President and Chief Executive Officer	May 2002
John E. Bishop, Ph.D.(1)	44	Vice President, Pharmaceutical Sciences and Manufacturing	November 2004
Steven B. Brugger(2)	47	Senior Vice President, Strategic Business Operations	April 2005 (Vice President, Strategic Product Development from August 2002 to April 2005)
Richard P. Shea(3)	54	Vice President, Chief Financial Officer and Treasurer	October 2003
Lisa Carron Shmerling, Esq.(4)	45	Vice President, Legal Affairs and Corporate Secretary	March 2006 (Deputy General Counsel from April 2005 to February 2006)
Ganesh Venkataraman, Ph.D.(5)	39	Senior Vice President, Research	April 2005 (Vice President, Technology, from August 2002 to April 2005)
Susan K. Whoriskey, Ph.D.(6)	47	Vice President, Licensing and Business Development	January 2002

(1)          John E. Bishop, Ph.D. has been Vice President of Pharmaceutical Sciences and Manufacturing since November 2004. From August 2000 to October 2004, Dr. Bishop served as Director and Head of Process Development (Chemical and Biologics) at Millennium Pharmaceuticals, Inc. During that period, he also led the Chemistry, Manufacturing and Controls (CMC) team for Velcade®, which received accelerated approval by the FDA after a 3.5 month review period. From July 1994 to August 2000, Dr. Bishop was a Process R&D leader at the DuPont Merck Pharmaceutical Company, with responsibility for the Division’s process development, technology transfer, and vendor management activities. Dr. Bishop received his B.S. magna cum laude in Chemistry and German from Tufts University, a Ph.D. in Organic Chemistry from UC Berkeley and a M.B.A. from Northeastern University.

(2)          Steven B. Brugger has been our Senior Vice President, Strategic Business Operations since April 2005. He served as Vice President, Strategic Product Development from August 2002 to April 2005. From October 1999 to August 2002, Mr. Brugger served as a Vice President for Millennium Pharmaceuticals, Inc., a biopharmaceutical company, where he built Millennium’s strategic marketing, project management and portfolio management capabilities. During his tenure at Millennium, Mr. Brugger served as Head of Commercial Development, General Manager of the Inflammation and Metabolic Business Units, and Development Projects Leader for the Aventis and Abbott collaborations. From 1984 to October 1999, Mr. Brugger worked at Novartis Pharmaceuticals, a pharmaceutical company, most recently serving as Executive Director of Marketing for the Transplant, Tissue Engineering, and Immunology Business Unit. Mr. Brugger received his B.A. in Biology from Susquehanna University and his M.B.A. from Rutgers University.

(3)          Richard P. Shea has been our Vice President and Chief Financial Officer since October 2003. From April 2002 to April 2003, Mr. Shea served as Chief Operating Officer for Variagenics, Inc., a pharmacogenomics company. From March 2000 to April 2002, Mr. Shea served as Variagenics’ Chief Financial Officer, and from February 1999 to March 2000, he served as its Vice President, Finance and Administration. While at Variagenics, Mr. Shea was responsible for finance, legal, investor relations, human resources and operations. From October 1992 to January 1999, Mr. Shea was at Genetics Institute, Inc., where he served as Vice President of Finance, from April 1997 to January 1999 and as Controller from October 1992 to April 1997. Mr. Shea is a CPA and received his A.B. from Princeton University and his M.B.A. from Boston University.

(4)          Lisa Carron Shmerling has been Vice President, Legal Affairs since March 2006 and Corporate Secretary since April 2006. From April 2005 to February 2006, she served as our Deputy General Counsel and from September 2003 to March 2005, she was a legal consultant to Momenta. From 1998 to 2003, Ms. Shmerling served as Associate General Counsel at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, where she led the negotiation of key strategic biotechnology deals and focused on departmental and interdepartmental strategies and operations. From 1995 to 1998, Ms. Shmerling was a legal consultant to several private and public biopharmaceutical and high-tech companies. Ms. Shmerling received her B.S.W. from S.U.N.Y. at Albany and her J.D. from New England School of Law.

(5)          Ganesh Venkataraman, Ph.D. is a co-founder of our company and has been our Senior Vice President, Research since April 2005. From January 2002 until April 2005, he served as Vice President, Technology. From August 2000 to January 2003, Dr. Venkataraman served as the Director of Bioinformatics for the Consortium for Functional Glycomics, a multi-million dollar NIH initiative to study the role of complex sugars in biology.  From March 1995 to July 2000, Dr. Venkataraman was a research faculty member at the Harvard-M.I.T. division of Health and Sciences and Technology, where he investigated the biochemistry and biophysics of carbohydrates and performed research in the area of analytical techniques for complex carbohydrates. Dr. Venkataraman received his M.S. and Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology.

(6)          Susan K. Whoriskey, Ph.D. has been our Vice President, Licensing and Business Development since January 2002 and our Corporate Secretary from January 2002 to April 2006. From September 2001 to January 2002, Dr. Whoriskey was a biotechnology consultant to Polaris Venture Partners, a venture capital firm, where she implemented the business operations of Momenta upon the receipt of seed funding and assisted in recruiting team members. From September 1993 to May 2001, Dr. Whoriskey held various management positions at Cubist Pharmaceuticals, Inc., a biopharmaceutical company. Most recently she served as Senior Director of Scientific Licensing. As a founding employee, she helped recruit management team members, was involved in multiple fundraising rounds, including taking Cubist public in 1996, and was involved in negotiating numerous pharmaceutical collaborations. Dr. Whoriskey received her B.S. in Microbiology from the University of Massachusetts and her Ph.D. in Molecular Biology from the University of California, Los Angeles. Dr. Whoriskey completed a post-doctoral fellowship with a chemistry emphasis at Harvard University.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Momenta is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on our website at www.momentapharma.com. Alternatively, you may request a copy of any of these documents by writing to Momenta Pharmaceuticals, Inc., 675 West Kendall Street, Cambridge, Massachusetts 02142, attention: Michael A. Lawless, Senior Director, Investor Relations, or by telephone: (617) 491-9700.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Momenta and our stockholders. These guidelines, which establish a framework for the conduct of the board’s business, provide, in addition to other requirements and responsibilities, that:

•       the principal responsibility of the directors is to oversee the management of Momenta;

•       a majority of the members of the board of directors shall be independent directors;

•       the independent directors meet periodically in executive session;

•       directors have full and free access to management and, as necessary and appropriate, independent advisors;

•       new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•       at least annually the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Peter Barton Hutt, Bennett M. Shapiro, John K. Clarke, Stephen T. Reeders, Peter Barrett, Marsha H. Fanucci or Paul D. Goldenheim has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by our nominating and corporate governance committee, or nominating committee, to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating committee.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating committee applies the criteria attached to its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the our common stock for at least a year as of the date such recommendation is made, to the nominating committee, c/o Lisa Carron Shmerling, Esq., Corporate Secretary, Momenta Pharmaceuticals, Inc., 675 West Kendall Street, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating committee or the board of directors, by following the procedures set forth under Section 1.10, “Nomination of Directors,” in our by-laws.

Board of Directors Meetings and Attendance

Our board of directors met eight times during the fiscal year ended December 31, 2005, or Fiscal 2005, either in person or by teleconference. During Fiscal 2005, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served, with the exception of Ram Sasisekharan, who attended four of the eight board of director meetings.

Director Attendance at Annual Meetings of Stockholders

Directors are responsible for attending the Annual Meeting of stockholders. All but John K. Clarke attended our 2004 annual meeting of stockholders.

Board Committees

The board of directors has established three standing committees:  audit, compensation, and nominating and corporate governance. Each of these committees operates under a charter that has been approved by the board of directors. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.momentapharma.com.

The board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•       appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•       overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•       reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•       monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•                                discussing our risk management policies;

•       establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•       meeting independently with our independent registered public accounting firm and management; and

•       preparing the audit committee report required by SEC rules (which is included on pages 18 and 19 of this proxy statement).

The members of the audit committee currently consist of Marsha H. Fanucci, John K. Clarke and Stephen T. Reeders. Ms. Fanucci chairs the audit committee. John L. Zabriskie served as the chairperson of the audit committee until his resignation as a director on March 16, 2005. The board of directors has determined that each of Marsha H. Fanucci and John K. Clarke is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The audit committee met 11 times during Fiscal 2005.

Compensation Committee

The compensation committee’s responsibilities include:

•       annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, or CEO;

•       determining the CEO’s compensation;

•       reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

•       overseeing an evaluation of our senior executives;

•       overseeing and administering our cash and equity incentive plans; and

•       reviewing and making recommendations to the board of directors with respect to director compensation.

The members of the compensation committee are Peter Barrett, Bennett M. Shapiro and Peter Barton Hutt. Mr. Barrett chairs the compensation committee. As of September 7, 2005, Christoph H. Westphal resigned from the compensation committee and our board of directors appointed Peter Barton Hutt to replace Mr. Westphal. We currently anticipate that Paul D. Goldenheim will join our board of directors on May 29, 2006 and will replace Peter Barton Hutt as a member of the compensation committee. The compensation committee met seven times during Fiscal 2005.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•       identifying individuals qualified to become board members;

•       recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•       reviewing and making recommendations to the board of directors with respect to management succession planning;

•       developing and recommending to the board of directors corporate governance principles; and

•       overseeing evaluations of the board of directors.

The members of the nominating and corporate governance committee are Peter Barton Hutt, Peter Barrett and Bennett M. Shapiro. As of September 12, 2005, Christoph H. Westphal resigned from the nominating and corporate governance committee and our board of directors appointed Bennett M. Shapiro to replace Mr. Westphal. Mr. Hutt chairs the nominating and corporate governance committee. The nominating and corporate governance committee met five times during Fiscal 2005.

Communicating with the Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors (if an independent director), or the lead director (if one is appointed), or otherwise the chairperson of the nominating and corporate governance committee shall, subject to advice and assistance from the chief executive officer and, if requested, outside legal counsel, is primarily responsible for monitoring communications from stockholders and for providing copies of summaries of such communications to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to board of directors c/o Lisa Carron Shmerling, Esq., Corporate Secretary, Momenta Pharmaceuticals, Inc., 675 West Kendall Street, Cambridge, Massachusetts 02142.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, which is located at www.momentapharma.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Report of the Audit Committee

The audit committee has reviewed Momenta’s audited consolidated financial statements for the fiscal year ended December 31, 2005 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with the standards of the Public Company Accounting

Oversight Board and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the audit committee, including the matters required to be discussed by SAS No. 61 (Communication with Audit Committees). SAS No. 61 requires our independent registered public accounting firm to discuss with our audit committee, among other things, the following:

•       methods to account for significant unusual transactions;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•       disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

Momenta’s independent registered public accounting firm also provided the audit committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that, in the auditor’s professional opinion, may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the audit committee discussed with the independent registered public accounting firm their independence of Momenta. The audit committee also considered whether the independent registered public accounting firm provision of certain other non-audit related services to us is compatible with maintaining such independent registered public accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to Momenta’s Board of Directors that the audited financial statements be included in Momenta’s Annual Report on Form 10-K for the year ended December 31, 2005.

By the Audit Committee of the Board of Directors of Momenta
Marsha H. Fanucci (Chairperson)
John K. Clarke
Stephen T. Reeders

Independent Auditor’s Fees and Other Matters

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2005	Fiscal 2004
Audit Fees(1)	$372,900	$146,500
Audit-Related Fees(2)	$600	$—
Tax Fees(3)	$24,100	$16,700
All Other Fees(4)	$2,300	$—
Total Fees	$399,900	$163,200

(1)          Audit fees consist of fees for the audit of our financial statements and our internal control over financial reporting (2005), the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)          Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audits and the review of our financial statements and which are not reported under “Audit Fees.”  We had no audit-related fees in 2004.

(3)          Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to Federal and State tax return assistance accounted for $12,500 of the total tax fees billed in Fiscal 2005 and $11,800 of the total tax fees billed in Fiscal 2004. Tax advice and tax planning services relate to periodic consultations.

(4)          All other fees in Fiscal 2005 consist of fees for stock option workshops provided for the benefit of employees. We had no other fees in 2004.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

Non-Employee Director Compensation for 2005

In March 2005, our board of directors approved a compensation program pursuant to which each non-employee director appointed after the 2005 annual meeting of stockholders would automatically receive an option to purchase no more than 30,000 shares of our common stock upon his or her appointment to the board of directors. These options would vest to the extent of one-third of the shares on each of the first, second and third anniversaries of the grant date, subject to the non-employee director’s continued service as a director. Subject to an annual evaluation, which evaluation was overseen by the nominating and corporate governance committee, those non-employee directors who served on the board of directors during fiscal year 2004 and continued to serve on the board of directors during fiscal year 2005, received an option to purchase 19,200 shares of our common stock at the 2005 annual meeting. These options vest on the first anniversary of the grant date, subject to the non-employee director’s continued service as a director and will terminate on the earlier of ten years from the date of grant and two years after the recipient ceases to serve as a director. The exercise price of all of these options is equal to the fair market value of our common stock on the trading date immediately prior to the date of grant. Additionally, on March 16, 2005, the board of directors approved the grant of an additional option to purchase 19,200 shares of our common stock to each non-employee director, who served on our board of directors during 2004 and who continued to serve on our board of directors during 2005, subject to approval by stockholders at the 2005 annual meeting of stockholders, which approval was obtained. In addition to the foregoing, each non-employee director received an annual retainer of $15,000 relating to such director’s service to the board of directors during fiscal year 2005, and reimbursement for reasonable travel and expenses in connection with attending meetings of the board of directors in 2005.

Non-Employee Director Compensation for 2006

On March 7, 2006, our board of directors approved a revised compensation structure for our non-employee directors as follows:

Grant of Stock Options Upon Appointment.   Each newly appointed non-employee director will automatically receive an option to purchase up to 30,000 shares of our common stock upon appointment to the board of directors. These options will vest quarterly over the three years following the grant date, subject to such non-employee director’s continued service on the board of directors.

Grant of Additional Stock Options.   Non-employee directors who served on our board of directors during Fiscal 2005 and who will continue to serve on the board of directors during fiscal year 2006 will be granted an option to purchase up to 19,200 shares of our common stock on the date of the 2006 Annual Meeting. These options will vest quarterly over the year following the grant date, subject to the non-employee director’s continued service on the board of directors. Currently, each such non-employee director stock option will terminate on the earlier of ten years from the date of grant and two years after the recipient ceases to serve as a director.

Payment of Retainer Fee; Reimbursement of Travel and Other Expenses.   In addition to an option grant, each non-employee director is entitled to receive an annual retainer of $25,000 for his or her service on our board of directors during fiscal year 2006. Additional amounts will be paid as follows:

Position	Additional Fees
Non-Employee Chairman of the Board	$25,000
Audit Committee Chair	$10,000
Audit Committee Members (other than the Chair)	$7,500
Compensation Committee, Nominating and Corporate Governance Committee Chairs and Members (no additional fees shall be paid to members serving on both the Compensation and the Nominating and Corporate Governance Committees)	$5,000

All retainer amounts shall be paid quarterly during fiscal year 2006. Non-employee directors also receive reimbursement for reasonable travel and other expenses in connection with attending meetings of our board of directors during fiscal year 2006.

Compensation of Employee Directors

No director who is also an employee receives separate compensation for services rendered as a director. Mr. Crane is currently the only director who is also an employee of ours. Mr. Crane’s compensation as Chief Executive Officer and President of Momenta is discussed under the heading “Executive Compensation.”

Other Arrangements with Directors

Arrangements with Robert S. Langer, Jr., Ram Sasisekharan, Peter Barton Hutt and Bennett Shapiro, whereby each director receives compensation pursuant to consulting agreements, are discussed under the heading “Certain Relationships and Related Transactions.”

Executive Compensation

The following table sets forth certain information concerning annual and long-term compensation for services rendered to us for the fiscal years ended December 31, 2005, 2004 and 2003 by our chief executive officer and our Named Executives:

Summary Compensation Table

						Long-Term
						Compensation
						Awards
						Number of
	Annual Compensation					Securities
	Fiscal					Underlying	All Other
Name	Year	Salary		Bonus		Options	Compensation
Alan L. Crane	2005	$370,000		$225,000		53,600 (1)	$31,467	(2)
President and Chief Executive Officer	2004	370,000		92,500		35,200	1,788	(3)
	2003	366,083		49,450		188,800	1,638	(3)
Steven B. Brugger	2005	$261,600		$125,716	(4)	25,000	$8,340	(3)
Senior Vice President, Strategic	2004	240,000		48,000		—	2,475	(3)
Business Operations	2003	220,375		33,056		51,200	1,254	(3)
Ganesh Venkataraman	2005	$240,000		$125,200	(5)	56,200 (6)	$8,232	(3)
Senior Vice President, Research	2004	205,000		50,012		38,400	2,719	(3)
	2003	165,000		51,250		32,000	1,170	(3)
John E. Bishop	2005	$195,000		$125,139	(8)	—	$8,235	(3)
Vice President, Pharmaceutical	2004	32,500	(7)	20,000		70,000	—
Sciences & Manufacturing
Richard P. Shea	2005	$208,000		$52,000	(9)	11,250	$8,484	(3)
Vice President and Chief	2004	200,000		36,000		12,800	2,281	(3)
Financial Officer	2003	33,333	(10)	—		108,800	205	(3)

(1)       Includes 28,600 options that were cancelled and replaced to avoid adverse personal income tax treatment of the options under Section 409A of the Internal Revenue Code.  As a result, the exercise price applicable to the 28,600 options that vested after December 31, 2004 was increased from $0.99 per share to $4.91 per share, which exercise price is equal to the fair market value of the common stock underlying the stock options on the original grant date (April 7, 2004), as adjusted for the reverse split of our common stock in connection with our initial public offering.  Please see the disclosure under “Executive Compensation—Repricing of Options” for further information relating to this option cancellation and replacement.

(2)          Amount represents the payment of a profit sharing contribution and premiums with respect to health, dental, disability and group term life insurance.  In 2005 these amounts were: $18,210—profit sharing contribution; $12,577—health and dental insurance premiums; and $680—disability and group term life insurance premiums.

(3)   The amounts listed in the category of “All Other Compensation” consist of contributions by us under the company 401(k) plan (which commenced in 2004) and the payment of premiums on disability and group term life insurance.

In 2005, these amounts were:

(a)    401(k) plan contributions—Mr. Brugger, $7,000; Mr. Venkataraman, $7,000; Mr. Bishop, $7,000; and Mr. Shea, $7,000.

(b)   Disability premiums—Mr. Brugger, $1,070; Mr. Venkataraman, $1,070; Mr. Bishop, $1,055; and Mr. Shea, $1,070.

(c)    Group term life insurance premiums—Mr. Brugger, $270; Mr. Venkataraman, $162; Mr. Bishop, $180; and Mr. Shea, $414.

In 2004, these amounts were:

(a)    401(k) plan contributions—Mr. Brugger, $1,194; Mr. Venkataraman, $1,438; and Mr. Shea, $1,000.

(b)   Disability premiums—Mr. Brugger, $1,058; Mr. Venkataraman, $1,058; and Mr. Shea, $1,058.

(c)    Group term life insurance premiums—Mr. Brugger, $223; Mr.  Venkataraman, $223; and Mr. Shea, $223.

In 2003, these amounts were:

(a)    Disability premiums—Mr. Brugger, $1,038; Mr. Venkataraman, $954; and Mr. Shea, $173.

(b)   Group term life insurance premiums—Mr. Brugger, $216; Mr.  Venkataraman, $216; and Mr. Shea, $32.

(4)                                       Includes a bonus of $100,716 approved by our compensation committee based on Mr. Brugger’s and our achievements in 2005, as well as a bonus of $25,000 approved by our compensation committee in September 2005 based upon the compensation committee’s assessment of corporate and individual performances related to the preparation and filing of our abbreviated new drug application (the “ANDA”).

(5)   Includes a bonus of $100,200 approved by our compensation committee based on Mr. Venkataraman’s and our achievements in 2005, as well as a bonus of $25,000 approved by our compensation committee in September 2005 based upon the compensation committee’s assessment of corporate and individual performances related to the preparation and filing of the ANDA.

(6)          Includes 31,200 options that were cancelled and replaced to avoid adverse personal income tax treatment of the options under Section 409A of the Internal Revenue Code.  As a result, the exercise price applicable to the 31,200 options that vested after December 31, 2004 was increased from $0.99 per share to $4.91 per share, which exercise price is equal to the fair market value of the common stock underlying the stock options on the original grant date (April 7, 2004), as adjusted for the reverse split of our common stock in connection with our initial public offering.  Please see the disclosure under “Executive Compensation—Repricing of Options” for further information relating to this option cancellation and replacement.

(7)   Represents the pro-rated amount of Mr. Bishop’s annual base salary from the date he was hired as our Vice President, Pharmaceutical Sciences and Manufacturing in November 2004.

(8)   Includes a bonus of $100,139 approved by our compensation committee based on Mr. Bishop’s and our achievements in 2005, as well as a bonus of $25,000 approved by our compensation committee in September 2005 based upon the compensation committee’s assessment of corporate and individual performances related to the preparation and filing of the ANDA.

(9)   Represents a bonus of $52,000 approved by our compensation committee based on Mr. Shea’s and our achievements in 2005.

(10)                      Represents the pro-rated amount of Mr. Shea’s annual base salary from the date he was hired as our Vice President and Chief Financial Officer in October 2003.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning grants of stock options to purchase shares of our common stock made to our Named Executives during the fiscal year ended December 31, 2005.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options		Percent of Total Options Granted to Employees in	Exercise	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted		Fiscal Year(1)	Price(2)	Date	5%	10%
Alan L. Crane	25,000		4.3%	$6.88	2/01/2015	$108,170	$274,124
	28,600	(4)	4.9%	$4.91	4/07/2014	886,338	1,494,524
John E. Bishop	—		—	—	—	—	—
Steven B. Brugger	25,000		4.3%	$6.88	2/01/2015	$108,170	$274,124
Ganesh Venkataraman	25,000		4.3%	$6.88	2/01/2015	$108,170	$274,124
	31,200	(5)	5.3%	$4.91	4/07/2014	966,914	1,630,390
Richard P. Shea	11,250		1.9%	$6.88	2/01/2015	$48,676	$123,356

(1)       Based on an aggregate of 586,246 options granted to employees in 2005, including options granted to the Named Executives.

(2)          The exercise price per share was determined to be equal to the fair market value per share of our common stock as valued by our board of directors on the date of grant.

(3)          Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming the specified compound rates of appreciation (5% and 10%) on the market value of the common stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts will be received by the option holder.

(4)          These options were cancelled and replaced to avoid adverse personal income tax treatment of the options under Section 409A of the Internal Revenue Code.  As a result, the exercise price applicable to the 28,600 options that vested after December 31, 2004 was increased from $0.99 per share to $4.91 per share, which exercise price is equal to the fair market value of the common stock underlying the stock options on the original grant date (April 7, 2004), as adjusted for the reverse split of our common stock in connection with our initial public offering.  Please see the disclosure under “Executive Compensation—Repricing of Options” for further information relating to this option cancellation and replacement.

(5)          These options were cancelled and replaced to avoid adverse personal income tax treatment of the options under Section 409A of the Internal Revenue Code.  As a result, the exercise price applicable to the 31,200 options that vested after December 31, 2004 was increased from $0.99 per share to $4.91 per share, which exercise price is equal to the fair market value of the common stock underlying the stock options on the original grant date (April 7, 2004), as adjusted for the reverse split of our common stock in connection with our initial public offering.  Please see the disclosure under “Executive Compensation—Repricing of Options” for further information relating to this option cancellation and replacement.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended December 31, 2005 and the number and value of unexercised options held as of December 31, 2005 by our Named Executives.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired on		Number of Securities Underlying Unexercised Options at Fiscal Year-End	Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
Name	Exercise(#)	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable($)
Alan L. Crane	__	__	130,015 / 118,985	$2,748,541 / 2,354,411
John Bishop	__	__	17,502 / 52,498	$243,978 / 731,822
Steven B. Brugger	82,510	$2,020,647	24,899 / 55,831	$511,856 / 1,082,587
Ganesh Venkataraman	__	__	37,439 / 57,961	$738,021 / 1,024,883
Richard P. Shea	__	__	62,912 / 69,938	$1,307,986 / 1,414,500

(1)          Value is based on the difference between the closing sale price per share of our common stock on December 30, 2005, the last trading day of the fiscal year ended December 31, 2005, which was $22.04, and the applicable option exercise price, multiplied by the number of shares subject to the option.

Employment Agreements

We have entered into employment agreements with each of Alan L. Crane, Susan K. Whoriskey and Ganesh Venkataraman. The annual salary, severance and termination provisions of such agreements are as follows:

Alan L. Crane.   We entered into an employment agreement with Mr. Crane dated March 15, 2002, which was amended on June 7, 2005 in connection with Mr. Crane’s resignation as the Chairman of our board of directors. Pursuant to this agreement, Mr. Crane was to receive an annual base salary of $360,000, subject to annual increases upon review by our compensation committee and, a bonus of $106,585, upon execution of the agreement. Effective as of January 1, 2006, our compensation committee approved an increase in Mr. Crane’s salary from $370,000 to $400,000, as well as a $225,000 bonus paid in 2006 based on Mr. Crane’s performance in Fiscal 2005. On March 7, 2006, we granted 200,000 shares of restricted common stock to Mr. Crane, 100,000 of such shares of common stock vest and become free from forfeiture provisions and transfer restrictions on the fourth anniversary of the grant date, and 100,000 shares of common stock vest and become free from forfeiture provisions and transfer restrictions upon the commercial launch of M-Enoxaparin in the United States by us or any of our partners or collaborators, provided that such commercial launch occurs on or before March 7, 2011.

Under Mr. Crane’s agreement, either we or Mr. Crane may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if we terminate Mr. Crane’s employment without cause or Mr. Crane terminates his employment for good reason. If, however, Mr. Crane commences full-time employment or enters into a consulting arrangement during the period of time for which we are providing severance benefits to Mr. Crane, then our cash severance payments to Mr. Crane will be reduced by the amount of any cash compensation Mr. Crane earns in his new employment or consulting arrangement. In addition, we will have no obligation to provide for benefits so long as the quality of the benefits provided by the new employer are equivalent or superior to the benefits provided by us.

Susan K. Whoriskey.   We entered into an employment agreement with Dr. Whoriskey dated April 10, 2002. Pursuant to this agreement, Dr. Whoriskey initially received an annual base salary of $180,000, subject to increases upon review at least once every six months. Effective as of January 1, 2006, our compensation committee increased Dr. Whoriskey’s salary for 2006 from $187,200 to $194,688, (based on 90% workload) as well as a $33,696 bonus to be paid in 2006 based on Dr. Whoriskey’s and our 2005 achievements and the grant of an additional option to purchase 28,750 shares of our common stock. Further, our compensation committee approved a $2,000 bonus for Dr. Whoriskey in September 2005 upon its assessment of our and individual performances related to the preparation and filing of the ANDA. Under the agreement, either we or Dr. Whoriskey may terminate her employment at any time, subject to continuation of salary payment and benefits for three months if we terminate Dr. Whoriskey’s employment without cause or Dr. Whoriskey terminates her employment for good reason.

Ganesh Venkataraman.   We entered into an employment agreement with Dr. Venkataraman, dated June 13, 2001, which was amended and restated on April 10, 2002. Pursuant to this agreement, Dr. Venkataraman initially received an annual base salary of $205,000, subject to increases upon review at least once every 12 months. Effective as of January 1, 2006, our compensation committee approved an increase in Dr. Venkataraman’s salary for 2006 from $240,000 to $278,400, as well as a $100,200 bonus to be paid in 2006 based on Dr. Venkataraman’s and our 2005 achievements and the grant of 200,000 shares of restricted common stock. In regards to the 200,000 shares of restricted common stock, 100,000 of such shares of common stock vest and become free from forfeiture provisions and transfer restrictions on the fourth anniversary of the grant date, and 100,000 shares of common stock vest and become free from forfeiture provisions and transfer restrictions upon the commercial launch of M-Enoxaparin in the United States by us or any of our partners or collaborators, provided that such commercial launch occurs on or before March 7, 2011. Further, our compensation committee approved a $25,000 bonus for Dr. Venkataraman in September 2005 upon its assessment of our and individual performances related to the preparation and filing of the ANDA. Under the agreement, as amended, either we or Dr. Venkataraman may terminate his employment at any time, subject to continuation of salary payment and benefits for three months if we terminate Dr. Venkataraman’s employment without cause or Dr. Venkataraman terminates his employment for good reason.

Our employment agreements with each of Mr. Crane, Dr. Whoriskey and Dr. Venkataraman contain nondisclosure, noncompetition and assignment of intellectual property terms. These terms provide for the protection of our confidential information, the transfer of ownership rights to intellectual property developed by such executive officer and a 12-month noncompete provision. Each of our other executive officers has signed our standard form of nondisclosure, noncompetition and assignment of intellectual property agreement, providing for the protection of our confidential information, the transfer of ownership rights to intellectual property developed by such executive officer and an 18-month noncompete provision.

In connection with the retirement of Joseph E. Tyler, our former Vice President, Manufacturing, on November 15, 2004, we entered into a letter agreement with Mr. Tyler that provided for one-year acceleration of the vesting of his options to purchase 30,400 shares of our common stock, which were unvested as of November 15, 2004. Additionally, subject to our assessment of Mr. Tyler’s performance during such period, Mr. Tyler was entitled to acceleration of the vesting of options to purchase up to 30,400 additional shares of our common stock. On November 23, 2005, we accelerated the vesting of 18,240 options. The letter agreement further extended the exercise period applicable to Mr. Tyler’s stock options from 30 days to 90 days. The letter agreement, dated November 15, 2004, is filed as an exhibit to our Annual Report for Fiscal Year 2004 on Form 10-K that we filed with the SEC.

Repricing of Options

The following table provides information about the cancellation and replacement of certain options held by two of our Named Executives. Other than the cancellations and replacements disclosed below, we have not repriced outstanding options held by our other Named Executives. Please see “Compensation Committee Report on Executive Compensation” for an explanation of these cancellations and replacements.

Name	Date	Number of Securities Underlying Options Repriced or Amended(#)	Market Price of Stock at Time of Repricing or Amendment($)	Exercise Price at Time of Repricing or Amendment($)		New Exercise Price($)		Length of Original Option Term Remaining at Date of Repricing or Amendment
Alan L. Crane	12/30/2005	28,600	$22.04	$0.99	(1)	$4.91	(2)	8 years,
President and Chief								3 months
Executive Officer
Ganesh Venkataraman	12/30/2005	31,200	$22.04	$0.99	(1)	$4.91	(3)	8 years,
Senior Vice President,								3 months
Research

(1)          Reflects the exercise price set forth in the respective non-statutory stock option agreements, each dated April 7, 2004.

(2)          Pursuant to an agreement and an amended and restated stock option agreement, each dated December 30, 2005, between us and Alan L. Crane, we amended that certain non-statutory stock option grant, dated April 7, 2004, whereby (i) the portion of the option that was vested on or before December 31, 2004 (or 7,200 shares) continued to have an exercise price of $0.99 per share and (ii) the exercise price applicable to the portion of the option that vested after December 31, 2004 was increased from $0.99 per share to $4.91 per share, which exercise price is equal to the fair market value of the common stock underlying the stock option on the original grant date (April 7, 2004), as adjusted for the reverse split of our common stock in connection with our initial public offering. Such adjustment was implemented to avoid adverse personal income tax treatment of the options under Section 409A of the Internal Revenue Code.

(3)          Pursuant to an agreement and an amended and restated stock option agreement, each dated December 30, 2005, between us and Ganesh Venkataraman, we amended that certain non-statutory stock option grant, dated April 7, 2004, whereby (i) the portion of the option that was vested on or before December 31, 2004 (or 7,200 shares) continued to have an exercise price of $0.99 per share and (ii) the exercise price applicable to the portion of the option that vested following December 31, 2004 was increased from $0.99 per share to $4.91 per share, which exercise price is equal to the fair market value of the common stock underlying the stock option on the original grant date (April 7, 2004), as adjusted for the reverse split of our common stock in connection with our initial public offering. Such adjustment was implemented to avoid adverse personal income tax treatment of the options under Section 409A of the Internal Revenue Code.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2005:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	Weighted-average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,969,094	$7.63	3,306,539
Total:	1,969,094	$7.63	3,306,539

(1)          Includes information regarding the following stockholder-approved equity compensation plans: (i) 2004 stock incentive plan, as amended, (ii) 2004 employee stock purchase plan and (iii) 2002 stock incentive plan.

(2)          Since the approval of our amended 2004 stock incentive plan, we have not granted further stock options under the 2002 stock incentive plan.

Compensation Committee Report on Executive Compensation

Our executive compensation program is administered by the compensation committee of our board of directors which is currently composed of three non-employee directors.

Our executive compensation program is designed to attract, retain and reward executives who can help us achieve our business objectives and thereby maximize stockholder returns. The compensation committee establishes compensation policies for Mr. Crane, our president and chief executive officer, and all other executive officers. All decisions by the compensation committee relating to the compensation of our executive officers are reviewed by our full board of directors.

This report is submitted by the compensation committee and addresses the compensation policies for 2005 as they affected Mr. Crane, our president and chief executive officer, and our other executive officers.

Compensation Philosophy

The objectives of the executive compensation program are to align the interests of management with the interests of stockholders through a system that relates compensation to business objectives and individual performance. Our executive compensation philosophy is based on the following principles:

Competitive and Fair Compensation.   We are committed to providing an executive compensation program that helps us to attract, motivate and retain highly qualified and industrious executives. Our policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. To this end, we regularly compare our compensation packages with those of other companies in the industry and set our compensation guidelines based on this review. We also seek to achieve a balance of the compensation paid to a particular individual and the compensation paid to our other executives and employees.

Sustained Performance.   Executive officers are rewarded based upon an assessment of corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as timely development of new processes and product candidates, performance relative to competitors and the establishment of strategic development alliances with third parties. Individual performance is evaluated by reviewing attainment of specified individual objectives in the context of overall corporate goals and the degree to which teamwork and our other company values are developed and fostered.

In evaluating each executive officer’s performance, we generally conform to the following process:

•       business and individual goals and objectives are set for each performance cycle;

•       at the end of the performance cycle, the executive’s accomplishment of his or her goals and objectives, his or her competencies, his or her contributions to Momenta and his or her relative importance to the company’s future are evaluated;

•       the results are communicated to the executive; and

•       the comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary and stock compensation levels.

Annual compensation for our executives in 2005 generally consisted of three elements: salary, bonuses and equity awards. In March 2006, our compensation committee authorized the payment of performance bonuses totaling approximately $611,751 to our executive officers for Fiscal 2005, as well as the grant of bonus stock options for a total of 87,500 shares of our common stock each with an exercise price of $23.62 per share, and grants of an aggregate of 600,000 shares of restricted common stock. Additionally, in connection with the filing of our ANDA, in September 2005, our compensation committee authorized the payment of performance bonuses totaling approximately $77,000 to four of our executive officers.

Salary for our executives is generally set by reviewing compensation for comparable positions in the market and the historical compensation levels of our executives. Increases in annual salaries are based on actual corporate and individual performance vis-à-vis targeted performance criteria and various subjective performance criteria. Targeted performance criteria vary for each executive based on his or her area of responsibility, and may include:

•       continued innovation in development and commercialization of our technology;

•       timely development of new product candidates or processes; and

•       implementation of financing strategies and establishment of strategic development alliances with third parties.

Subjective performance criteria include an executive’s ability to lead through motivating and inspiring others, develop the skills necessary to grow as we mature, recognize and pursue new business opportunities and initiate programs to enhance our growth and success. The Compensation Committee does not rely on a formula that assigns a pre-determined value to each of the criteria, but instead evaluates an executive officer’s contribution in light of all criteria.

Compensation for executive officers also includes the long-term incentives afforded by stock options. Our stock option program is designed to align the long-term interests of our employees and our stockholders and assist in the retention of executives. The size of option grants is generally intended to reflect the level of the executive’s position with us and his or her contributions to us, including his or her success in achieving the individual performance criteria described above. We generally grant performance options that vest quarterly over a four-year period to encourage key employees to continue their employment with us.

Executive officers are also eligible to participate in our 2004 employee stock purchase plan in accordance with the plan guidelines. The purchase plan is available to virtually all of our employees and generally permits participants to purchase shares of our common stock at a discount of 15% from the fair market value at the beginning or end of the applicable purchase periods under the purchase plan.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1.0 million paid to a corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In general, we intend to structure and administer our stock incentive plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock incentive plans will be exempt from Section 162(m) as qualified performance-based compensation. In addition, the Compensation Committee, has the authority to authorize compensation payments that may be subject to the limit where the Compensation Committee believes that such payments are appropriate and in the best interests of Momenta and our stockholders, after taking into consideration changing business conditions and the performance of our officers.

Cancellation and Replacement of Stock Options Held by Alan L. Crane and Ganesh Venkataraman

On December 30, 2005, we entered into agreements with each of Alan L. Crane and Ganesh Venkataraman relating to the cancellation and replacement of stock options granted to each of them on April 7, 2004. These options were cancelled and replaced to avoid adverse personal income tax treatment of the options under Section 409A of the Internal Revenue Code. As a result of the cancellations and replacements, the exercise price applicable to the unexercised portions of the options was increased from $0.99 to the fair market value of our common stock as of the original date of grant of the options, or $4.91 per share. Please see the disclosure under “Repricing of Options” for further information relating to these cancellations and replacements.

Alan L. Crane’s 2005 Compensation

Mr. Crane is eligible to participate in the same executive compensation plans available to our other executive officers. The Compensation Committee believes that Mr. Crane’s annual compensation, including the portion of his compensation based upon our stock option program, has been set at a level competitive with other companies in the industry.

Mr. Crane’s salary was $370,000 for the fiscal year ended December 31, 2005 and $370,000 for the fiscal year ended December 31, 2004. Effective as of January 1, 2006, our compensation committee approved an increase in Mr. Crane’s salary to $400,000. Mr. Crane received a bonus of $225,000 effective January 1, 2006 for his and our performance during Fiscal 2005, as well as the grant of 200,000 shares of restricted common stock. In determining Mr. Crane’s compensation, the Compensation Committee considered a number of factors, including his leadership, continued execution on key program areas, including Momenta’s ANDA filing, guidance of the company through significant personnel growth and overall strategic planning.

By the Compensation Committee of the Board of Directors of Momenta
Peter Barrett (Chairperson)
Bennett M. Shapiro
Peter Barton Hutt

Compensation Committee Interlocks and Insider Participation

The compensation committee currently consists of Peter Barrett who serves as Chairman, Peter Barton Hutt and Bennett M. Shapiro. From January 1, 2005 to September 7, 2005, the Compensation Committee consisted of, Peter Barrett, Bennett M. Shapiro and Christoph Westphal. On September 7, 2005, Dr. Westphal resigned from the compensation committee.

During 2005, the following compensation committee interlock existed. Dr. Westphal is currently, and during 2005 was, Chief Executive Officer and Vice Chairman of Sirtris Pharmaceuticals, Inc. From January 1, 2005 to September 7, 2005, Dr. Westphal served on our compensation committee, and from July 19, 2005 to September 13, 2005, Mr. Crane served on the compensation committee of Sirtris Pharmaceuticals, Inc. To eliminate this compensation committee interlock, Dr. Westphal resigned from our compensation committee effective September 7, 2005, as well as our nominating and corporate governance committee effective September 12, 2005, and Mr. Crane resigned from the Sirtris Pharmaceuticals. Inc.’s compensation committee effective September 13, 2005; however, Mr. Crane continues to serve as a member of the board of directors of Sirtris Pharmaceuticals. No material compensation decisions were made by our compensation committee during the two months of interlocking committees.

Except as noted above, none of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our compensation committee has ever been an employee of Momenta.

Peter Barrett, who serves as chairperson of the compensation committee, is a senior partner of Atlas Venture Associates V, L.P. and Atlas Venture Associates VI, L.P., which, with their affiliates, hold certain registration rights with respect to shares of our common stock. The following directors, officers and holders of more than five percent of our voting securities and their affiliates have been granted registration rights with respect to shares of our common stock under the terms of an investors’ right agreement between us and these holders:

Name of Holder	Number of Registrable Shares
Alan L. Crane and affiliates	1,011,360
Ganesh Venkataraman	432,812
Peter Barton Hutt	37,498
Robert S. Langer, Jr. and affiliates	954,022
Ram Sasisekharan	762,344
Polaris Venture Partners III, L.P. and related entities	1,815,930
Atlas Venture entities (Peter Barrett)	2,459,100
MVM International Life Sciences Fund No. 1 L.P. and related entities and individuals (Stephen T. Reeders)	1,619,506
Total	9,092,572

Comparative Stock Performance Graph

The comparative stock performance graph below compares the cumulative total stockholder return (assuming reinvestment of dividends, if any) from investing $100 on June 22, 2004, the date on which our common stock was first publicly traded through December 31, 2005, in each of (i) our common stock, (ii) the NASDAQ Stock Market Index of U.S. Companies, and (iii) the NASDAQ Biotechnology Index.

COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)
AMONG MOMENTA PHARMACEUTICALS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ BIOTECHNOLOGY INDEX

Cumulative Total Return

Company/Index	Base Period(2)	June 30, 2004	December 31, 2004	June 30, 2005	December 31, 2005
Momenta Pharmaceuticals, Inc.	100.00	113.32	90.40	253.14	282.20
NASDAQ Stock Market Index	100.00	103.04	109.64	103.70	111.99
NASDAQ Biotechnology Index	100.00	99.23	104.54	108.19	133.42

(1)          Fiscal year ending December 31.

(2)          The base period is based on $100 invested on June 22, 2004 in our common stock and $100 invested on May 31, 2004 in each of the NASDAQ Stock Market Index (U.S.) and the NASDAQ Biotechnology Index including reinvestment of dividends. Other periods are as of the last trading day of the applicable quarter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Paid to Directors and Executive Officers

Please see discussion under the heading “Compensation of Directors” and the heading “Compensation of Executive Officers.”

Registration Rights

For information relating to certain registration rights granted by us to certain of our directors, officers and stockholders, including Peter Barrett, who currently serves, and during 2005 served, as the chairman of our compensation committee, please see the discussion under the heading “Compensation Committee Interlocks and Insider Participation.”

Alan L. Crane Relationship with Polaris Venture Partners

Mr. Crane has served as a venture partner of Polaris Venture Partners since 2002 and holds a carried interest in Polaris Venture Partners III and Polaris Venture Partners IV, each of which is an affiliate of a stockholder of Momenta.

Consulting Agreements with Non-Employee Directors

Consulting Agreement with Robert S. Langer, Jr.

In July 2001, we entered into a consulting agreement with Robert S. Langer, Jr., one of our founders and a member of our board of directors, pursuant to which Dr. Langer provides consulting services as reasonably requested by us from time to time. The term of the consulting agreement was initially for two years. Pursuant to an amendment dated July 2, 2004, we and Dr. Langer agreed to extend the term of the consulting agreement through July 22, 2005. Under the terms of the agreement, we provided compensation to Dr. Langer of up to $25,000, $50,000 or $100,000 on an annual basis contingent upon the achievement of certain milestones. We paid Dr. Langer $75,000 for consulting services in 2004. For 2005, we paid Dr. Langer $100,000 pursuant to his consulting agreement. In August 2005, we further amended the agreement with Dr. Langer to extend the term of the agreement through and including July 22, 2006. Pursuant to the terms of the amended agreement, Dr. Langer has agreed (i) to provide certain technical and strategic consulting services in connection with certain of our programs, and (ii) not perform certain competing consulting services without the consent of our chief executive officer through July 22, 2006, and for one year thereafter. As compensation under the current term of the amended agreement, Dr. Langer will receive an aggregate of $100,000 payable in four equal quarterly installments.

Consulting Agreement with Ram Sasisekharan

In August 2001, we entered into a consulting agreement with Ram Sasisekharan, one of our founders and a member of our board of directors, pursuant to which Dr. Sasisekharan provides consulting services as mutually determined by us and Dr. Sasisekharan from time to time. Pursuant to an amendment dated July 12, 2004, we and Dr. Sasisekharan agreed to extend the term of the consulting agreement through August 15, 2005, and we provided compensation to Dr. Sasisekharan of up to $25,000, $50,000 or $100,000 on an annual basis contingent upon the achievement of certain milestones. The term of the consulting agreement was initially for two years. Pursuant to an amendment dated November 8, 2005, we and Dr. Sasisekharan agreed to extend the term of the consulting agreement through and including August 15, 2006. Pursuant to the terms of the amended agreement, Dr. Sasisekharan has agreed (i) to provide consulting services relating to and including our research and development activities, and (ii) not to perform certain competing consulting services without the consent of our chief executive officer through August 15, 2006, and for one year thereafter. As compensation under the amended consulting agreement,

Dr. Sasisekharan will receive an aggregate of $150,000 payable in four equal quarterly installments. We paid Dr. Sasisekharan $145,833 for consulting services in 2005 and a consulting bonus of $10,000 which was payable as of the filing of the ANDA for M-Enoxaparin in the United States. For 2006, we anticipate paying Dr. Sasisekharan approximately $150,000 pursuant to his consulting agreement.

Consulting Agreement with Peter Barton Hutt

On September 22, 2005, we entered into an amendment to a consulting agreement dated September 18, 2002, as amended by the September 29, 2003 and October 4, 2004 letter agreements with Peter Barton Hutt, a member of our board of directors, pursuant to which Mr. Hutt will provide consulting services relating to regulatory strategies for drug development and the operation of our business. The amended agreement provides for no more than an average of one day of service per month. The term of the amended agreement is for one year, commencing on September 18, 2005, and may be renewed for additional one-year terms by mutual agreement of us and Mr. Hutt. As compensation under the amended agreement, we granted Mr. Hutt non-statutory stock options to purchase 4,000 shares of our common stock with an exercise price of $27.38 per share. The options were issued under our 2004 Stock Incentive Plan pursuant to the terms and conditions of the form of non-statutory stock option grant agreement under such plan. The options have a three-year duration and vest in 12 equal monthly installments with the first installment vesting one month from the date of grant.

Consulting Agreement with Bennett Shapiro

On September 22, 2005, we entered into an amendment to a consulting agreement dated October 4, 2004 with Bennett M. Shapiro, a member of our board of directors, pursuant to which Mr. Shapiro will provide consulting services relating to our research and development efforts. The term of the amended consulting agreement is for one year, commencing on October 4, 2005, and may be renewed for additional one-year terms by mutual agreement of us and Mr. Shapiro. As compensation under the amended consulting agreement, we granted Mr. Shapiro non-statutory stock options to purchase 4,000 shares of our common stock with an exercise price of $27.38 per share. In addition, Mr. Shapiro will be reimbursed for all reasonable travel and other expenses incurred by Mr. Shapiro in rendering services under the amended consulting agreement. The options were issued under our 2004 Stock Incentive Plan pursuant to the terms and conditions of the form of non-statutory stock option agreement under such plan. The options have a three-year duration and vest in 12 equal monthly installments with the first installment vesting one month from the date of grant.

Other Relationships with Non-Employee Directors

Ram Sasisekharan Relationship with Data Integration Provider

Parivid, LLC has been engaged by us to provide data integration and analysis services. Ram Sasisekharan, a member of our board of directors, is the brother of the chief technical officer of Parivid. For the years ending December 31, 2005 and 2004, we recorded $0.7 million and $1.0 million, respectively, in research and development expense related to work performed by Parivid. We had no Parivid expenses in 2003 and 2002. At December 31, 2005, we had no outstanding payables with Parivid.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the appointment of the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

The audit committee of our board of directors has appointed the firm of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006. Although stockholder approval of the board of directors’ appointment of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our board of directors will reconsider its appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

OTHER MATTERS

Our board of directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by Momenta. In addition to the solicitation of proxies by mail, officers and employees of Momenta may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Momenta Pharmaceuticals, Inc., 675 West Kendall Street, Cambridge, Massachusetts 02142, Attention: Michael A. Lawless, Senior Director, Investor Relations, telephone: (617) 491-9700. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

In order to be included in proxy material for the 2007 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, stockholders’ proposals must be received by us at our principal executive offices, 675 West Kendall Street, Cambridge, Massachusetts 02142, no later than January 11, 2007. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Corporate Secretary, Lisa Carron Shmerling, Esq.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, are required to provide advanced notice of such proposal to us at the aforementioned address not later than March 27, 2007.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal offices not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the 2007 annual meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2006 Annual Meeting of Stockholders, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our by-laws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the board of directors, to be properly presented at the 2007 annual meeting of stockholders.

By Order of the Board of Directors,

Alan L. Crane
President and Chief Executive Officer

Cambridge, Massachusetts
May 11, 2006

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

PROXY
MOMENTA PHARMACEUTICALS, INC.
675 WEST KENDALL STREET
CAMBRIDGE, MASSACHUSETTS 02142

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2006

The undersigned, revoking all prior proxies, hereby appoints Alan L. Crane and Richard P. Shea, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Momenta Pharmaceuticals, Inc. held of record by the undersigned on April 25, 2006 at the Annual Meeting of Stockholders to be held on June 15, 2006 at 9:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 and any adjournments thereof. The undersigned hereby directs Messrs. Crane and Shea to vote in accordance with their best judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

MOMENTA PHARMACEUTICALS, INC.

June 15, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the following three (3) nominees as Class II Directors of the Company each for a term of three years.

NOMINEES
☐	FOR ALL	o	John K. Clarke
	NOMINEES	o	Robert S. Langer, Jr.
		o	Stephen T. Reeders
☐	WITHHOLD
AUTHORITY FOR
ALL NOMINEES
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

Dear Stockholder:

Please take note of the important information enclosed with this proxy card. There are matters related to the operation of the Company that require your prompt attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and date the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,
Momenta Pharmaceuticals, Inc.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.